Exhibit 5.1

June 1, 2011

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel for Inergy, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 10,350,000 common units representing limited partner interests in the Partnership (the “Units”) pursuant to that certain Underwriting Agreement, dated June 1, 2011 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Partnership and the several underwriters named therein (the “Underwriters”).

In rendering the opinions set forth below, we have examined (i) the registration statement on Form S-3 (File No. 333-172312) with respect to the Units being sold by the Partnership (the “Registration Statement”); (ii) the prospectus dated March 16, 2011 (the “Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated June 1, 2011 (the “Prospectus Supplement”); (iv) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 5, 2010; (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the general partner dated May 30, 2011 and the pricing committee thereof dated June 1, 2011; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance in the manner stated in the Registration Statement and the applicable Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

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B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.